UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

February 1, 2012 (January 29, 2013)
Date of Report (Date of earliest event reported)

Pitney Bowes Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-3579	06-0495050
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

World Headquarters
1 Elmcroft Road
Stamford, Connecticut 06926-0700
(Address of principal executive offices)

(203) 356-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e) In November 2009, the Board of Directors of Pitney Bowes Inc. (the “Board”) approved and adopted a resolution amending the Pitney Bowes Inc. Pension Plan and the Pitney Bowes Pension Restoration Plan (collectively, the “Pension Plans”) to provide that, effective as of December 31, 2014, all future benefit accruals under the Pension Plans will automatically cease for all participants, and the accrued benefits under the Pension Plans will be determined and frozen as of that date.

On January 29, 2013, the Board approved the acceleration of the freezing of the Pension Plans for all participants with less than 16 years of service as of March 31, 2013. Participants with less than 16 years of service as of March 31, 2013 will cease to accrue benefits as of that date, including any additional pay, service, or age credits toward their Pension Plan benefits. Such participants will remain vested in any Pension Plans benefits that they have accrued up until March 31, 2013. Service for eligibility for early retirement and vesting will continue to accrue for such participant after the accelerated freezing date.

The Pension Plans have been frozen to new participants since December 31, 2004.

Each of Pitney Bowes’ named executive officers, other than Ms. Vicki O’Meara, participates in these Pension Plans and has greater than 16 years of service.

The Board also approved and adopted a resolution, effective April 1, 2013, amending the Pitney Bowes Inc. 401(k) Plan, the Pitney Bowes Management Services, Inc. 401(k) Plan for Non-Exempt Employees and the Pitney Bowes 401(k) Restoration Plan to provide a 2% annual core contribution for all participants of the Pension Plans affected by the acceleration of the freezing date, in lieu of further pension accruals, subject to their continued employment on the last day of the plan year, December 31.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2013	Pitney Bowes Inc. By: /s/ Steven J. Green Name: Steven J. Green Title: Vice President – Finance and Chief Accounting Officer (Principal Accounting Officer)